FORM 3
                    AMENDMENT


      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     JWGenesis Securities, Inc.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     980 North Federal Highway, #210
__________________________________________________________________________
                                (Street)

     Boca Raton                  Florida                       33432
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)


__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   870430260
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Pen Interconnect, Inc. (PENC)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (  ) DIRECTOR
    (  ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (XX) OTHER (SPECIFY TITLE BELOW)



___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

        November 20, 1998
___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |                       |
   |                    |               |              |                       |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

(1)
        Warrant for purchase of Pen Interconnect Common Stock
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Exercisable from 10/20/97;  Expires 11/26/02
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   Common Stock    345,000 Shares
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   2.50
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   D
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)


____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

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(2)
        Warrant for purchase of Pen Interconnect Common Stock
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Exercisable from 7/8/98;  Expires 7/8/03
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   Common Stock    100,000 Shares
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   2.50
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   D
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)


____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

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(3)
        Warrant for purchase of Pen Interconnect Common Stock
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Exercisable from 11/20/98; 11/20/03
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   Common Stock    90,000 Shares
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   $0.25
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   D
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)


____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

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 EXPLANATION OF RESPONSES:

   The Original Form 3 was filed on 12/9/98 and indicated that the reporting person owned 625,000 shares of Pen Interconnect Common Stock. In actuality, the reporting person owned warrants for 535,000 shares.


   /s/ Joel E. Marks
       Joel E. Marks
       Executive Vice President and Director        3/22/99
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.